Exhibit 99.2

Conference Call Script
For 2009 Fiscal Year
January 28, 2010

BRIAN:

Good afternoon.  I apologize for the late hour of this call.  I have a client meeting in the morning and we did not want to have the call on Friday afternoon.  I would like to remind the participants on this call that this is an open conference call that is being recorded.  It is attended by investors and potential investors and SteelCloud partners, customers, suppliers, and competitors.  The information discussed will be that which is appropriate in this context.

I want to begin by expressing my sincere appreciation to our shareholders for their perseverance - especially over the last year.  The Company has undergone some significant strain over the last 12 months, as we build a proper foundation, and position ourselves for future success.

I also want to acknowledge and thank our dedicated employees that have insured that SteelCloud has always fulfilled our commitments to our customers and partners.  Currently we have a core group of dedicated people - engineering, sales, and program management that have been the enduring leadership for SteelWorks since its inception.  I want to offer a special thanks to Kevin Murphy, our outgoing CFO, for his dedication and contribution to the Company over the last 10 years.  And, I want to welcome Steve Snyder, our new Principal Accounting Officer who is with me today.  With that, let me turn over the call to Steve to discuss the financial results from fiscal year 2009.

STEVE:

Thanks, Brian, and before we begin let me read the Safe Harbor Statement.

Except for historical information, all the statements, expectations, and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties.  It is possible that the assumptions made by management are not necessarily the most likely and may not materialize.  In addition, other important factors that could cause actual results to differ materially include the following, business conditions and the amount of growth in the computer industry and the general economy; competitive factors; ability to attract and retain personnel and key sales and management personnel; the price of the Company’s stock; and the risk factors set forth from time to time in the Company’s SEC reports.  SteelCloud takes no obligation to update or correct forward-looking statements.

Further, this conference call, and the information provided today, does not constitute an offer to buy or an invitation to sell, any of the securities of the Company.  Such an offer may only be made pursuant to a registration statement and prospectus filed with the Securities and Exchange Commission.

Today we released our results for fiscal year 2009.

Revenues from continuing operations for the year were approximately $1.5 million compared to $4.6 million in fiscal 2008.

The net loss from continuing operations was approximately $3.2 million compared to a net loss from continuing operations of approximately $3.8 million in fiscal 2008.

The revenue decrease is primarily attributable, on the product side, to our de-emphasis of our reseller business, and on the services side, to the completion of a large services contract in December 2008.

Operating expenses declined by approximately $1.1 million as a result of the cost reduction programs in place during fiscal 2009.  Operating expenses in fiscal 2009 were approximately $3.6 million compared with approximately $4.7 million in fiscal 2008.  The fiscal 2009 operating expenses include a non-cash charge of approximately $276 thousand which we took as an impairment charge against our leasehold improvements, as we decided to downsize our facilities to more closely match our current needs.

During the year, we discontinued our computer integration division, resulting in a loss from discontinued operations of approximately $520 thousand.  We have reclassified our prior year’s income statement to reflect the results of these operations to discontinued operations, which on a net of tax basis, was income of approximately $682 thousand.

We ended the year with approximately $61 thousand in cash, and a working capital deficit of approximately $576 thousand.  We have prepared a financial plan for fiscal 2010 which we believe is achievable but is predicated on the successful infusion of cash which we plan to address with a public offering of stock in the second quarter of fiscal 2010.  In addition, we are exploring other strategic transactions that would increase our intellectual property and improve our revenue, profitability, and cash flow.

With that, I’ll turn the floor back to Brian.

BRIAN:

As I have discussed each quarter over the last year, the Company continues to need to raise capital, in the very near term.  To date our issue has been completing the process of getting our S1 through the SEC and FINRA so that the investors will have registered stock.

Over the last year, SteelCloud has transformed itself from primarily a manufacturer and integrator of computer hardware to a focused developer and marketer of mobility solutions – primarily in the BlackBerry market space.

Highlighting the changes at SteelCloud, last summer we completed the sale of our computer integration division in a transaction that generated both upfront cash and an ongoing revenue stream.  As of the end of December, this contract has netted SteelCloud over $85,000 in additional royalties.  Per our contract, total royalties are capped at $325,000.

Last June we relayed to you that we were evaluating alternatives for both our computer and our consulting businesses.  Earlier this month we announced the sale of our non-mobility consulting practice.  As a non-core asset of the Company, this sale generated $140,000 of cash.  We believe that its sale made a lot of sense for SteelCloud at this time.  SteelCloud is now a business solely focused on the mobility space.  With that backdrop, let me review our business progress over the past year.

Last June we announced that Dell had agreed to manufacture and support the SteelWorks product worldwide.  When factoring on-site warranty support, our costs have gone down and our margins have increased with the Dell OEM arrangement.  Besides its simplicity, our OEM arrangement with Dell has allowed us to expand our offerings internationally and offer what we believe is a compelling value proposition to RIM.  Significant benefits should accrue to both SteelCloud and our customers.

Last fall we signed 2 sets of agreements with Research in Motion to distribute and manage BlackBerry Enterprise Server licenses to companies offering hosting services.  As a point of clarification, hosting services are those services where a service bureau company offers email and smartphone support to third party companies for a fee – a classic outsourcing arrangement.  Today we have contracts with hosting organizations in the U.S. and Canada as well as:

¬	Poland	¬	The UK
¬	France	¬	Germany
¬	Israel	¬	The Czech Republic
¬	Australia	¬	Mexico
¬	Spain	¬	Turkey
¬	Brazil	¬	New Zealand

We sponsored RIM’s Annual Europe, Middle East, and Africa, Alliance Partner Conference in Rome the end of November – yes it was over Thanksgiving.  This was a great venue for meeting RIM’s European team, as well as prospective partners for BES hosted licensing and for SteelWorks appliance sales.  Feedback from this meeting was one of the primary drivers for the development of the SteelWorks FLEX+ offering, announced earlier this week.  I will speak about SteelWorks FLEX+ in a few minutes.

SteelCloud has recently signed on with Ingram Micro in the UK to facilitate contracting for all of the RIM hosting business in the Europe, Middle East, and Africa regions.  We now have 40 hosting organizations, either signed or in the queue, with another 130 beginning the process.  It is our expectation that we will have over 125 hosting organizations committed to SteelCloud by the end of our 2nd quarter.  While this process has taken longer than expected, we have recognized some revenue from the initial hosters starting at the beginning of Q1.  We expect a more significant revenue ramp beginning in Q2.  Large or small, each hoster represents revenue to SteelCloud each and every month.  Next on our agenda - we are in talks to facilitate hosted BES licensing to the mobile carriers worldwide – please stay tuned.

Last fall we entered into a distribution agreement for Ingram Micro, the largest technical products distributor in North America, to distribute our appliances.  I have to thank Dell for their efforts in initiating the relationship with Ingram.  Without Dell this would not have happened in the near term.  We believe that having our products in Ingram’s catalogue will start to open up other significant opportunities for SteelCloud, some of which are already underway.  Ingram has allowed us to re-engage RIM’s inside sales organization to introduce us to their end user community as well as their largest resellers across North America.  We were in Canada right before the holidays to conduct training for RIM’s inside sales organization.  At the beginning of January, we sent out a 4,000 piece email marketing blast to Ingram’s resellers.  We have additional opportunities to market to Ingram’s reseller base as our resources and budget allow.

As many of you are aware, sales of SteelWorks to the Department of Defense represent the most lucrative market for our BES appliance technology.  SteelWorks FedMobile is both a high ticket and a high margin product.  We believe its value to the user is compelling – eliminating the equivalent of approximately four man-weeks of work.  In our last generation appliances, the DoD product was significantly different from our commercial product.  While it had the advantage of having a significantly hardened operating environment, it lacked some of the functionality of the commercial version.  In our newest iteration of SteelWorks FedMobile for BES 5.0, the functionality is same between the two products.

We have been waiting on DISA’s release of the BES 5.0 STIG or Security Technical Implementation Guide.  In SteelWorks FedMobile we implement four DISA STIGS - the Windows Server STIG, the .NET STIG, the SQL STIG and the Wireless STIG.  These STIGS significantly “harden” the operating environment and are required to implement BES 5.0 on the DoD .MIL network.  Commands within DoD have been effectively on hold waiting for the availability of the BES 5.0 STIG from DISA.  This has impacted our revenue.

The interim 5.0 STIG has just been released.  We have been tracking the progress of the STIG most of the second half of last year.  I am happy to report that we have completed work on our new BES 5.0 SteelWorks FedMobile product and it is now available for sale.  It is already SKUed up on CDW-G’s web site.  I mentioned that the STIG is an interim version.  It is our understanding that the final STIG is scheduled for release in early March.  We have met with RIM’s Federal team and we are already planning some joint sales & marketing activities for February.

Let me mention financing.  Last summer Caledonia Capital agreed to make the Company a bridge loan of $250,000.  Another $150,000 was added in the fall via a line of credit.  Although I had no dealings with Caledonia prior to last summer’s transaction, I have spent a good deal of time with them and have been impressed by what I believe is their genuine interest in the success of SteelCloud.

Our SEC and FINRA process cannot go without mentioning.  The issue with the SEC process has primarily been that the SEC requires that our filings include all material corporate information.  At virtually no time during the last 6-7 months have we been at a standstill, so constant updates have been required.  As indicated in our press release earlier this month, we expect to submit our final filing to the SEC shortly after our 10K filing for the 2009 fiscal year.  My biggest disappointment in S1 approval process was that the FINRA portion took 11 weeks for approval, causing our financials to go stale and for us to miss the Nasdaq financing window.

Before I close, let me give a little more color to our new SteelWorks FLEX+ offering announced on Tuesday.  FLEX+ is a unique bundle which includes our commercial Steelworks appliance together with BlackBerry Enterprise Server hoster license.  At first, SteelWorks FLEX+’s significance might not be readily apparent, so I will review its full implications to the Company.  SteelWorks FLEX+ was developed for the worldwide hosting channel to allow our partners to sell a complete solution for installation at a customer site.  Without FLEX+ these partners have no opportunity to capture these sales.  Our bundled appliance extends the typical implementation of a hosting license at the hoster’s site and allows our partners to place the technology at the customer site – thus - instant market expansion.

This offering is significant.  SteelWorks FLEX+ now allows SteelCloud to participate in client-site BES licensing worldwide, where we had no opportunity previously.  Please remember, for most of the world, SteelCloud is the only outlet to purchase hosted BES licensing – and we are now authorized 106 countries.  SteelWorks FLEX+ allows SteelCloud to further leverage the important international hoster channel – benefitting both SteelCloud and RIM.

Let me close with a summary of the Company’s strategy and vision.  I would characterize our journey over the last year as that of a marathon runner competing without water.  We know where to go, and we are moving as quickly as we can under the circumstances.  And, we acknowledge that we are not proceeding as quickly as we are capable – if we only had the water – or in our case – the capital.

SteelCloud’s value is based on two important strengths – (1) our intellectual property and (2) our significant channel presence.  Over the last 12 months, we have significantly upgraded our SteelWorks software.  These upgrades include greatly expanded disaster recovery/back-up, patch management, and our best in class 2-appliance high availability/failover with self-healing.  We have recently embarked on enhancing RIM’s BES 5.0 transporter migration tool.  And now SteelWorks in bolstered with a BES hosting license option in our FLEX+ product.

We began 2009 with a single sales channel for SteelWorks - CDW.  We believe that we have added significantly to this foundation.  SteelWorks is now available though Ingram Micro to a broader range of resellers.  We believe this has allowed us to begin to penetrate additional areas within RIM in order to bring additional resellers on-line.

I wish to emphasize the strategic nature of the worldwide hosting business for SteelCloud.  This market has already started producing revenue and gives us a new opportunity for moving appliances.  Many international markets are just now opening up to RIM’s enterprise product and we are right there with them!

Let me be clear – we have significant issues in front of us.  We do not have the proper capitalization to take advantage of our opportunities at the pace and with the intensity that they deserve.  We have not yet reached the market recognition necessary to be successful on a large scale.  And some of our plans and opportunities may take longer than anticipated.

Inclosing, again, let me apologize for the lateness of this call.  So what do we have?  We have a group of what we believe are some of the premier partners in the world.  We have a set of channels, suppliers, and resellers that any technology company would be envious of.  We have a product that works and is precisely focused on a large target market that will benefit by its purchase.  And, we have reduced overhead to where we can be cash flow positive with $4M in SteelWorks revenue.

Thank you!  I will now open it up for questions.